Exhibit 10.9

ORANGE BANK & TRUST COMPANY ANNUAL INCENTIVE PLAN

Introduction and Objectives

The Orange Bank & Trust Company Annual Incentive Plan (“AIP” or “Plan”) is designed to recognize and reward management for their collective and individual contributions to the success of Orange Bank & Trust Company (the “Bank”) and its affiliates. The Plan focuses on performance measures that are critical to the Bank’s growth and profitability.

The objectives of the AIP are to:

•	Align executive performance with the Bank’s Five-Year Strategic Plan, budget and shareholder interests

•	Motivate and reward executives for achieving /exceeding performance goals

•	Align pay with Bank and individual performance

•	Position the Bank’s total compensation to be competitive with the market.

•	Enable the Bank to attract and retain talent needed to drive its success

Eligibility/Participation

All officers of the Bank are eligibile to participate in the Plan.

New officers must be employed by September 30th of the Plan Year (January  1 – December 31) to be eligible for that year’s incentive and will receive a prorated award.

Effective Date

This Plan is effective January 1, 2019. The Bank retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period.

Performance Period

The performance period and the Plan operate on a calendar year basis (January 1 – December 31). The initial performance period for this Plan will be January 1, 2019 – December 31, 2019.

Administration

This Plan has been approved by the Compensation Committee and the approval ratified by the Board of Directors. At least annually, the Compensation Committee will review the Plan to insure the performance criteria and compensation goals set forth in the Plan and the Appendices attached hereto continue to both: (i) align the Bank’s Five Year Strategic Plan with Incentive Award payouts, and (ii) create an appropriate balance between risk and reward.

The Compensation Committee has designated the Chief Executive Officer and the Director of Human Resources as the “Plan Administrator”.

Annual Incentive Award Opportunity

Each Plan participant will have a Threshold, Target and Optimum Incentive Award Opportunity based on competitive market practice for his/her role. The Incentive Award Opportunities will reflect a percentage of base pay for the applicable performance period. Actual Incentive Awards will vary based on Bank and individual performance.

Exclusively for purposes of this Plan, “base pay” is defined as the compensation earned by a participant during the Plan Year for services rendered to the Bank, excluding the following items:

Overtime pay

KSOP employer contributions

Equity awards and other incentive compensation

Cell phone and automobile allowances

Fringe benefits

Performance Measures

The Bank performance goals for Plan participants may be based on reported Net Income, Efficiency Ratio or both Net Income and Efficiency Ratio. All Plan participants will receive a performance score card that will set forth the Bank performance goals and the additional individual performance measures, as appropriate for each participant.

Calculation of Incentive Awards

Annual Incentive Awards are calculated as a percentage of a Plan participant’s effective base pay as of December 31st for a given performance period and paid in cash. Awards will be determined based on a combination of Bank performance and individual performance. Generally, the Bank must satisfy at least one (1) of its performance measures at a minimum Threshold level for an Incentive Award to be earned. However, if no Bank performance goals are achieved at the minimum Threshold level, the Board of Directors may, in its sole discretion, approve an Incentive Award based solely on individual performance.

After the close of the applicable performance period, the Plan Administrator will report the results of the Bank’s performance goals to the Compensation Committee. The achievement of the individual performance goals for all participants, other than the Chief Executive Officer, will be reviewed with the Chief Executive Officer and the Human Resources Department and reported to the Compensation Committee. The Compensation Committee will review the Chief Executive Officer’s individual performance results and determine the Chief Executive Officer’s level of achievement. The Compensation Committee (in consultation with the Board of Directors) has the authority to increase the Chief Executive’s Incentive Award for exceptional performance during a Plan Year.

Distribution of Incentive Awards

Incentive Awards will be earned and distributed following Compensation Committee approval. Incentive Awards are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Incentive Awards will generally be distributed no later than March 15th following the Plan Year.

Plan participants must be actively employed by the Bank on the date the Incentive Award is distributed in order to earn an Incentive Award.

Changes or Discontinuance

The Bank developed the Plan based on existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Compensation Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

The Board of Directors of the Bank may terminate the Plan at any time.

Termination of Employment

Participants must be an active employee of the Bank on the date an Incentive Award is paid to receive earn an award. (See exceptions for death and disability below.)

Reduced Work Schedules, Promotions, and Transfers

If a Participant changes his/her role or is promoted during the Plan Year such that the Incentive Award Opportunity changes, he/she will be eligible for the new role’s Incentive Award Opportunity on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

In the event of an approved leave of absence, the Incentive Award Opportunity level for the Plan Year will be adjusted to reflect the time in active status. For example, a participant on leave status for 13 weeks during the Plan Year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave. Employees on an approved FMLA leave will not be reduced for the first 12 weeks.

Disability, Death or Retirement

If a participant is disabled by an accident or illness, his/her Incentive Award for the Plan Year will be prorated so that the award is based on the period of active employment only (i.e. the award will be reduced by the period of time of disability). Disability will be determined in accordance with the Bank’s KSOP.

In the event of death, the Bank will pay to the Plan participant’s estate the pro rata portion of the Incentive Award that had been earned by the participant as of the date of death. The pro-rated Incentive Award will be distributed to the estate at the same time distributions are made to other Plan participants in the applicable Plan Year.

Individuals who retire prior to December 31st of any Plan Year will not be eligible for a Incentive Award in their year of retirement.

Ethics and Interpretation/Forefeiture

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the Plan participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the participant would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any Incentive Award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank or an affiliate, nor will the Plan interfere with the right of the Bank or an affiliate of the Bank to discharge any participant at any time.

The relationship between Bank employees and the Bank is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of New York.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

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